SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 25, 2002 Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-84418

PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED MARCH 27, 2002)

                                28,000,000 SHARES
                                    TXU CORP.
                                  COMMON STOCK
                                 ---------------

     This is an offering by TXU Corp. of 28,000,000 shares of its common stock, without par value, along with the preference stock purchase rights attached thereto. TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU". The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on November 22, 2002 was $16.14 per share.

     The underwriters may also purchase up to an additional 4,200,000 shares of common stock at the public offering price less the underwriting discount within 30 days of the date of this prospectus supplement in order to cover overallotments, if any.

     INVESTING IN TXU CORP.'S COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.

                                 ---------------

                                                      PER SHARE       TOTAL
                                                      ---------       -----
     Public offering price.........................       $             $
     Underwriting discount.........................       $             $
     Proceeds, before expenses, to TXU Corp. ......       $             $

     The underwriters expect to deliver the common stock against payment in New
York City on or about           , 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

                           JOINT BOOK-RUNNING MANAGERS

MERRILL LYNCH & CO.                                   CREDIT SUISSE FIRST BOSTON

                                 ---------------

BANC OF AMERICA SECURITIES LLC

             COMMERZBANK SECURITIES

                          CREDIT LYONNAIS SECURITIES (USA) INC.

                                       JPMORGAN

                                                    SALOMON SMITH BARNEY

                                 ---------------

     The date of this prospectus supplement is ____________, 2002.

--------------------------------------------------------------------------------
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              PROSPECTUS SUPPLEMENT

About this Prospectus Supplement.............................................S-3
Prospectus Supplement Summary................................................S-4
Recent Developments..........................................................S-7
Risk Factors................................................................S-10
Financial Covenants, Credit Rating Provisions and Cross Default
  Provisions................................................................S-15
Selected Consolidated Income Statement Data of TXU Corp. and
  Subsidiaries..............................................................S-19
Consolidated Capitalization and Short-Term Debt of TXU Corp.
  and Subsidiaries..........................................................S-21
Use of Proceeds.............................................................S-22
Dividends and Price Range of Common Stock...................................S-22
Underwriting................................................................S-23
Experts.....................................................................S-25
Legality....................................................................S-25

                                   PROSPECTUS

About this Prospectus..........................................................2
Where You Can Find More Information............................................2
Incorporation by Reference.....................................................2
TXU Corp.......................................................................3
TXU Capital III and TXU Capital IV.............................................4
Use of Proceeds................................................................5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
  Fixed Charges and Preference Dividends.......................................5
Description of TXU Corp. Capital Stock.........................................5
Description of Stock Purchase Contracts and Stock Purchase Units...............8
Description of Debt Securities.................................................8
Description of TXU Capital's Preferred Trust Securities and
  Common Trust Securities.....................................................17
Description of the Guarantee..................................................24
Description of Junior Subordinated Debentures.................................27
Plan of Distribution..........................................................37
Experts.......................................................................38
Legality......................................................................38

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. Neither TXU Corp. nor any underwriter has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither TXU Corp. nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference which are described under INCORPORATION BY REFERENCE in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

     This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included in the documents incorporated by reference which are described under INCORPORATION BY REFERENCE in the accompanying prospectus.

                          PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                                    TXU CORP.

     TXU Corp. is an energy services company that engages in

     o    electricity generation,

     o    wholesale sales of electricity and natural gas,

     o    trading and risk management activities,

     o    retail energy marketing,

     o    energy delivery,

     o    other energy-related services, and

     o    through a joint venture, telecommunications services.

     Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU Corp. restructured certain of its businesses effective January 1, 2002.

     As required by the 1999 Restructuring Legislation, TXU Corp.'s subsidiary, TXU US Holdings Company (US Holdings), formerly TXU Electric Company, filed its business separation plan with the Public Utility Commission of Texas (Texas
PUC). This business separation plan and the March 2000 application to the Texas PUC laid the foundation for US Holdings to take part in retail competition in the Texas electricity market on January 1, 2002.

     TXU Corp.'s principal subsidiaries, after restructuring on January 1, 2002, are:

     o US HOLDINGS - a holding company for TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its amended business separation plan, as approved by the Texas PUC on October 31, 2001, as of January 1, 2002 US Holdings transferred to Oncor its transmission and distribution (T&D) business and to TXU Energy its generation assets and retail customers, which together comprised the integrated electric utility business conducted by US Holdings through December 31, 2001. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the retail electric provider (REP) of TXU SESCO Company; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. Also, the T&D business of TXU SESCO Company was transferred to Oncor. Through its subsidiaries, US Holdings is engaged in the generation of electricity, wholesale energy (electricity and natural gas) sales, trading and risk management activities, and retail energy sales and services primarily in the United States and also in parts of Canada, as well as the transmission and distribution of electricity in Texas.

     o TXU GAS - an integrated company engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. Divisions of TXU Gas include TXU Lone Star Pipeline, owner and operator of interconnected natural gas transmission and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas, and TXU Gas Distribution, one of the largest gas distribution companies in the United States and the largest in Texas.

     o TXU AUSTRALIA HOLDINGS (PARTNERSHIP) LIMITED PARTNERSHIP (TXU Australia) - a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia; TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria; and TXU Pty. Ltd., which retails natural gas in Victoria. TXU Electricity Limited serves over 533,000 customers in the state of Victoria, including suburban Melbourne, the second-largest city in Australia. TXU Networks (Gas) Pty. Ltd. has over 450,000 supply points. TXU Pty. Ltd. retails natural gas to approximately 427,000 customers. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,330 megawatt Torrens Island power station in South Australia. TXU Australia also has a portfolio management and energy trading operation that manages its price and volume risks.

     o TXU BUSINESS SERVICES COMPANY (TXU Business Services) - a provider of financial, accounting, information technology, environmental, customer, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

     In addition, TXU Corp. owns a 50% interest in Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company (TXU Communications). TXU Communications operates a diversified telecommunications business, including regulated incumbent local exchange carriers, a competitive telecommunications service provider and a fiber optic transport business. As of September 30, 2002, TXU Communications provided telecommunication services to over 168,000 access lines in its established incumbent local exchange carrier territories, and approximately 35,000 access lines in its competitive local exchange carrier markets, which include Houston, Dallas, Fort Worth, Austin and San Antonio.

     TXU Europe Limited (TXU Europe) was formerly a principal subsidiary of TXU and operated TXU Corp.'s operations in the United Kingdom (UK) and other parts of Europe. See "Recent Developments" below for a discussion of the events leading up to TXU Corp.'s decision to exit its UK and European operations and write off its investment in TXU Europe.

     In conjunction with its realignment into the corporate structure summarized above, effective as of January 1, 2002, TXU Corp. also realigned its businesses into the following operating business segments:

     o US ENERGY - operations involving the generation of electricity, wholesale energy sales, trading and risk management activities, and retail energy sales and services in the US and parts of Canada. This segment consists of all operations, other than the transmission and distribution business, of the former US Electric segment and the former US Energy segment.

     o US ENERGY DELIVERY - operations involving the transmission and distribution of electricity and the purchase, transmission, distribution and sale of natural gas in Texas. This segment consists of the transmission and distribution operations of the former US Electric segment and the operations of the former US Gas segment.

     o INTERNATIONAL ENERGY - operations involving the generation of electricity, wholesale energy marketing and trading and risk management, and retail energy sales and services in Europe and Australia, and electricity and gas distribution and gas storage in Australia. This segment consists of the operations of the former Europe and Australia segments. See "Recent Developments" below for a discussion of events leading up to TXU Corp.'s decision to exit its UK and European operations and write off its investment in TXU Europe.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION in the accompanying prospectus.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                               RECENT DEVELOPMENTS

     SALE OF $750 MILLION OF EXCHANGEABLE SUBORDINATED NOTES -- On November 22, 2002, TXU Energy, a wholly owned subsidiary of TXU Corp., sold $750 million of exchangeable subordinated notes due 2012 (notes) to funds affiliated with DLJ Merchant Banking Partners III, L. P. (DLJ Merchant Banking Partners), a CSFB Private Equity Fund. The net proceeds of $739 million were used to repay a portion of the $800 million outstanding under two credit facilities which expire on November 30, 2002.

     The notes carry an initial coupon of 9% per annum and have a provision allowing for deferral of interest payments. The coupon on the notes will reset to the implied dividend yield on TXU Corp.'s common stock when TXU Corp.'s stock price reaches $39.45. The notes can be exchanged by the holder at any time, or from time to time, for TXU Corp.'s common stock at an exchange price of $13.15 per share of common stock. The exchange price is subject to anti-dilution adjustments. The actual number of shares issued will be calculated by dividing the principal amount of notes to be exchanged by the exchange price. The 57,000,000 shares of TXU Corp. common stock which could be issued assuming an exchange price of $13.15 represent approximately 15.3% of TXU Corp.'s fully diluted shares outstanding, as adjusted to include the issuance of 28,000,000 shares of TXU Corp. common stock contemplated herein.

     The notes are subordinated to all other TXU Energy obligations. TXU Energy has the right prior to May 21, 2003, to require the holder of the notes to exchange its interest in the notes for a preferred member interest in TXU Energy with economic and other terms substantially identical to the notes.

     DLJ Merchant Banking Partners will have the right to designate one member on the board of managers at TXU Energy and the right to nominate for election one board member to the TXU Corp. board of directors.

     The notes and the common stock into which the notes are convertible are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. TXU Corp. has given such common stock registration rights.

     SPECIAL MEETING OF SHAREHOLDERS -- In anticipation of the write-off of TXU Corp.'s investment in TXU Europe and the accumulated deficit resulting therefrom, on November 15, 2002, TXU Corp.'s board of directors authorized a special meeting of shareholders for the purpose of approving a reclassification of a portion of TXU Corp.'s shareholders' equity from stated capital into additional paid-in capital, in accordance with the Texas Business Corporation Act. Approval of the reclassification requires the favorable vote of a majority of the outstanding shares of TXU Corp. common stock. The location and time of the meeting will be established at a later date. If the shareholders do not approve the proposed reclassification, TXU Corp. would likely be unable to pay cash dividends on its common stock for several years. See "Risk Factors" and "Dividends and Price Range of Common Stock" below. The January 2, 2003 common stock dividend payment will not be affected.

     EVENTS SURROUNDING TXU CORP.'S DECISION TO EXIT TXU EUROPE'S OPERATIONS IN THE UNITED KINGDOM AND EUROPE.

     Earnings Warning -- On October 4, 2002, TXU Corp. announced that it was reducing earnings expectations for 2002 and 2003 due primarily to continued pressure on operating results in the UK. A significant decrease in wholesale power prices and low price volatility, due in part to milder than normal weather, had led to continuing declines in profitability and cash flows from TXU Europe's upstream electricity generation assets and short-term wholesale trading activities. In addition, TXU Europe's ability to enter into structured transactions (long-term trades) had been considerably reduced because of depressed market activity and lack of available counterparties due to energy sector-wide credit concerns. A significant portion of TXU Europe's retail power load in the UK was satisfied with long-term agreements that obligated TXU Europe to purchase power at prices considerably in excess of current wholesale market prices. These comparatively high power purchase costs, combined with increased competition and associated customer attrition, had resulted in reduced profitability and cash flows from TXU Europe's retail electric business.

     Rating Agencies' Actions -- Between October 4 and October 14, 2002, the major credit rating agencies downgraded TXU Europe's credit ratings to below investment grade. Credit ratings for TXU Corp. and TXU Corp.'s US and Australian subsidiaries remain investment grade. Moody's Investors Service, Inc. (Moody's) is currently reviewing for possible downgrade its ratings of TXU Corp. and TXU Corp.'s US and Australian subsidiaries and a decision by Moody's is expected during the next few weeks. Standard & Poor's, a division of The McGraw Hill Companies, Inc. (S&P), currently maintains a negative outlook for TXU Corp. and TXU Corp.'s US and Australian subsidiaries. Fitch currently maintains a negative outlook for TXU Corp., but maintains a stable outlook for the US and Australian subsidiaries. A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

     TXU Corp.'s Response to Liquidity Concerns and Rating Agencies' Actions -- TXU Corp. has taken the following actions to address rating agencies and investors' concerns about TXU Corp.'s liquidity and to strengthen its credit position:

     o Reduced its common stock dividend by 80% to an annual indicated rate of $.50 per share effective with the dividend payable January 2, 2003.
     o Significantly reduced planned capital expenditures in all its businesses.
     o Reversed previous plans to support TXU Europe with up to $700 million in capital contributions.
     o Eliminated by amendment the cross-default provision in a US financing arrangement that would have been triggered by a TXU Europe default. (TXU Australia's financing arrangements have no cross-default provision that would have been triggered by a TXU Europe default.)
     o    Drew $2.6 billion in cash on its US revolving credit facilities.
     o On October 30, 2002, entered into a commitment for a secured credit facility of up to $1 billion at Oncor. The facility is intended to fund interim refinancings of approximately $700 million of maturities should market conditions not support a timely, cost effective refinancing. The balance of $300 million will be available for general corporate purposes at Oncor.
     o On November 22, 2002, TXU Energy issued $750 million of 9% exchangeable subordinated notes due 2012, as discussed above. The net proceeds of $739 million were used to repay a portion of the $800 million outstanding under two credit facilities which expire on November 30, 2002.
     o On November 25, 2002, TXU Corp. commenced this offering of shares of its common stock.

     The actions to reduce the common stock dividend and capital expenditures are expected to result in estimated annual cash savings of $850 to $950 million, which are intended to be used for debt reduction.

     Sale of Certain TXU Europe Operations -- On October 14, 2002, TXU Corp. announced that TXU Europe was offering for sale all or portions of its business. Such action effectively represented a determination by TXU Corp. to exit all of its operations in Europe.

     On October 21, 2002, TXU Europe sold certain of its operations to Powergen UK plc, a unit of Germany's E.ON AG, for approximately $2.1 billion ((pound)1.37 billion) in cash. None of these funds are available to TXU Corp.

     Administration of TXU Europe and Expected Write-Off -- On November 19, 2002, TXU Europe and several of its subsidiaries were placed into the administration process in the UK (similar to bankruptcy proceedings in the US). Any proceeds that may be realized from the administration process will not be available to TXU Corp.

     In consideration of the above events and changes in circumstances regarding TXU Corp.'s control of the operating activities of TXU Europe, TXU Corp. is required to perform an impairment test of goodwill and other assets of TXU Europe, in accordance with accounting rules. Based on this test, TXU Corp. expects to record an estimated non-cash charge of approximately $4.2 billion in the fourth quarter of 2002, consisting primarily of the write-off of its investment in TXU Europe ($3.7 billion as of September 30, 2002). The non-cash charge also includes the write-off of receivables due from TXU Europe and amounts previously recorded in other comprehensive income, consisting primarily of the cumulative currency translation loss associated with TXU Europe, as well as certain anticipated income tax and other obligations related to the exiting of the European operations. This non-cash charge is before consideration of any income tax deduction with respect to the tax basis ($3.4 billion) of TXU Corp.'s investment in TXU Europe, as well as certain income tax contingencies, as such matters continue to be under review. TXU Corp. has no intention to continue to fund the operations or any obligations of TXU Europe.

     RECENT LEGAL PROCEEDINGS -- Since October 2002, twenty-one separate lawsuits have been filed in the United States District Court for the Northern District of Texas, and one in the United States District Court for the Eastern District of Texas, against TXU Corp., Erle Nye and Michael J. McNally. These lawsuits in the Northern District have now been consolidated. The plaintiffs seek to represent classes of certain purchasers of TXU Corp. common stock during specified class periods ranging from January 31, 2002 to October 11, 2002. No class or classes have been certified. The complaints allege violations of the provisions of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and Sections 11 and 12 of the Securities Act of 1933, as amended, relating to alleged materially false and misleading statements, including statements in prospectuses related to the offering by TXU Corp. of its equity-linked securities and common stock in June 2002. The individual named defendants are officers and/or directors of TXU Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Banc of America Securities LLC, Salomon Smith Barney Inc., Commerzbank Capital Markets Corp. and Credit Lyonnais Securities (USA) Inc., each as an underwriter of TXU Corp.'s June 2002 offerings of equity-linked securities and common stock, have also been named as defendants in certain of these lawsuits. While TXU Corp. believes the claims are without merit and intends to vigorously defend these lawsuits, it is unable to estimate any possible loss or predict the outcome of the actions.

     On October 23, 2002, a derivative lawsuit was filed by a purported shareholder on behalf of TXU Corp., in the 116th Judicial District Court of Dallas County, Texas against TXU Corp., Erle Nye, Michael J. McNally, David W. Biegler, J.S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J.E. Oesterreicher, Charles R. Perry and Herbert H. Richardson. The plaintiff alleges breach of fiduciary duty, abuse of control, mismanagement, waste of corporate assets, and breach of duties of loyalty and good faith. The individual named defendants are current or former officers and/or directors of TXU Corp. No amount of damages has been specified. Furthermore, plaintiffs in such suit have failed to make a demand upon the directors as is required by law. Therefore, TXU Corp. is unable to estimate any possible loss or predict the outcome of the action.

     On October 30, 2002, a lawsuit was filed in the 191st Judicial District Court of Dallas County, Texas against TXU Corp. and Erle Nye alleging negligence, negligent misrepresentation, fraud and statutory fraud. On November 12, 2002, the lawsuit was amended and the plaintiffs allege the same claims on behalf of themselves and a putative class of persons or entities similarly situated. No amount of damages has been specified. TXU Corp. expects to remove this case to federal court and to seek to have it consolidated with the cases pending in the Northern District of Texas, Dallas Division. While TXU Corp. believes the claim is without merit and intends to vigorously defend the lawsuit, it is unable to estimate any possible loss or predict the outcome of the action.

     SEC DATA REQUEST -- On November 15, 2002, TXU Corp. received an informal data request from the Securities and Exchange Commission asking the company to voluntarily provide documents related to its recent dividend declaration. TXU Corp. will fully comply with the request and does not anticipate any adverse consequences.

                                  RISK FACTORS

     Investing in TXU Corp.'s common stock involves risks, including the risks described below, that could affect the energy industry as well as TXU Corp. and its business. You should not purchase TXU Corp.'s common stock unless you understand these investment risks. Although TXU Corp. has attempted to discuss key factors, other risks may emerge at any time and TXU Corp. cannot predict such risks or estimate the extent to which they may affect its financial performance. Before purchasing TXU Corp.'s common stock, you should carefully consider the following risks and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference therein. Each of the risks described below could result in a decrease in the value of TXU Corp. common stock and your investment therein.

     TXU CORP.'S BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENTAL REGULATIONS AND INCREASED COMPETITION DUE TO DEREGULATION. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON ITS BUSINESS OR RESULTS OF OPERATIONS.

     TXU Corp.'s businesses in the US and Australia operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Corp. will need to adapt to these changes and may face increasing competitive pressure.

     TXU Corp. is subject to changes in laws or regulations, including the Federal Power Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the Texas PUC, the Railroad Commission of Texas, the U.S. Nuclear Regulatory Commission and the Federal Energy Regulatory Commission, with respect to matters including, but not limited to, any remand resulting from the appeals of the approval of the settlement plan proposed to the Texas PUC to resolve all major pending issues related to the transition to competition in Texas, operation of nuclear power facilities, operation and construction of other power generation facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities, recovery of purchased gas costs, decommissioning costs, return on invested capital for TXU Corp.'s regulated businesses, and present or prospective wholesale and retail competition. Changes in regulations or imposition of additional regulation may have an adverse impact on TXU Corp.'s results of operations.

     TXU Corp. is subject to the effects of new, or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, TXU Corp. is subject to audit and reversal of its tax positions by the Internal Revenue Service and state taxing authorities.

     RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND TXU CORP.'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN THE INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON TXU CORP.'S BUSINESS, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

     As a result of the energy crisis in California during the summer of 2001, the volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, recently discovered accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Recently discovered accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and rating agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, may have a negative effect on the industry. TXU Corp. believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Corp.'s financial condition or access to the capital markets. Additionally, it is unclear what laws or regulations may develop, and TXU Corp. cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

     TXU CORP.'S REGULATED BUSINESSES ARE NOT PROVIDED ANY ASSURANCE AS TO EARNING LEVELS.

     TXU Corp.'s regulated businesses are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. While rate regulation is premised on the full recovery of prudently incurred costs and allowed return on invested capital, there can be no assurance that the Texas PUC will judge all costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of costs and return on invested capital allowed by the Texas PUC.

     TXU CORP.'S NONREGULATED BUSINESSES IN COMPETITIVE WHOLESALE AND RETAIL MARKETS ARE SUBJECT TO RISKS THAT INCLUDE THE AVAILABILITY, CONTINUITY AND RELIABILITY OF FUEL, POWER AND SERVICES OUTSIDE OF TXU CORP.'S CONTROL.

     Risk factors specifically affecting the performance of TXU Corp.'s nonregulated businesses in competitive wholesale and retail markets, particularly in Texas, include continuity and reliability of generation plant output, the price and supply of fuel and power purchased for resale, transmission constraints and congestion expenses, competition from new sources of generation, variability in demand for power, reduced market liquidity and/or reduced number of wholesale counterparties, market penetration by other REPs into TXU Electric Company's traditional service area, TXU Corp.'s ability to penetrate other REP's traditional service areas, reliability of computer systems and other processes maintained by the Electric Reliability Council of Texas (ERCOT) and availability and reliability of transmission and distribution facilities owned and operated by others. Further, as TXU Corp. may enter into some long-term power purchase and power sales agreements, its financial results could be adversely affected by changes in commodity market prices.

     TXU CORP. IS DEPENDENT ON ITS ABILITY TO SUCCESSFULLY ACCESS FINANCIAL MARKETS. TXU CORP.'S INABILITY TO ACCESS FINANCIAL MARKETS MAY LIMIT ITS ABILITY TO SUSTAIN AND GROW ITS BUSINESS.

     TXU Corp. relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Corp.'s ability to sustain and grow its businesses, which are capital intensive, and would likely increase its capital costs. Further, concerns on the part of counterparties regarding TXU Corp.'s liquidity and credit could limit its short-term trading and risk management activities as well as its ability to enter into larger and longer-dated transactions.

     A DOWNGRADE IN TXU CORP.'S CREDIT RATINGS COULD NEGATIVELY AFFECT TXU CORP.'S ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE EFFICIENTLY TXU ENERGY'S POWER AND GAS BUSINESSES AND COULD REQUIRE TXU CORP. AND/OR TXU ENERGY TO POST COLLATERAL OR REPAY CERTAIN INDEBTEDNESS.

     Credit ratings for TXU Corp. and TXU Corp.'s US and Australian subsidiaries are investment grade. Moody's is currently reviewing for possible downgrade its ratings of TXU Corp. and TXU Corp.'s US and Australian subsidiaries and a decision by Moody's is expected during the next few weeks. S&P currently maintains a negative outlook for TXU Corp. and TXU Corp.'s US and Australian subsidiaries. Fitch currently maintains a negative outlook for TXU Corp., but maintains a stable outlook for its US and Australian subsidiaries. A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody's or Fitch were to downgrade TXU Corp.'s long-term ratings, particularly below investment grade, TXU Corp.'s borrowing costs would increase and its potential pool of investors and funding sources would likely decrease, all of which would diminish its financial results.

     TXU Energy's power and gas businesses rely on investment grade ratings. Most of TXU Energy's counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Corp. or TXU Energy's ratings were to decline below investment grade, TXU Energy's cost to operate its power and gas businesses would increase because counterparties may require TXU Energy to post collateral in the form of cash or cash related instruments. These increased costs would likely adversely affect TXU Corp.'s financial results.

     In addition, as discussed elsewhere in this prospectus supplement, the terms of certain financing and other arrangements of TXU Corp. and its US and Australian subsidiaries contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral or the repayment of indebtedness.

     TXU CORP.'S USE OF DERIVATIVE INSTRUMENTS IN THE NORMAL COURSE OF BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT ITS RESULTS OF OPERATIONS.

     TXU Corp. uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks and engage in trading activities. TXU Corp. could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. TXU Corp.'s inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could result in greater volatility of and/or declines in future financial results. Results from trading and risk management activities may be adversely affected as trading markets mature, or as activity in markets declines due to lack of credit-worthy counterparties, reduced price volatility and arbitrage opportunities or other factors.

     INHERENT IN THE OPERATION OF POWER GENERATION AND ENERGY TRANSPORTATION FACILITIES ARE NUMEROUS RISKS, ANY OF WHICH COULD RESULT IN A MATERIAL LOSS OF REVENUES OR INCREASED EXPENSES.

     The operation of power generation and energy transportation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines and pipelines, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency. If not appropriately covered this could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, TXU Corp.'s nuclear units face certain risks that are unique to the nuclear industry, including complexity of operation and future decommissioning and additional regulatory actions up to and including shut down of the units stemming from public safety concerns both at TXU Corp.'s plants and at the plants of other nuclear operators. Breakdown or failure of a TXU Corp. operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of those agreements or incurring a liability for liquidated damages.

     CATASTROPHIC EVENTS MAY IMPACT TXU CORP.'S OPERATIONS IN UNPREDICTABLE
WAYS.

     Natural disasters, war, terrorist acts and other catastrophic events may impact TXU Corp.'s operations in unpredictable ways, including disruption of power production and energy delivery activities, declines in customer demand, costs and availability of insurance, commodity price increases and instability in the financial markets.

     TXU CORP. IS SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATIONS WHICH INCREASE THE COST OF ITS PRODUCTION OF ELECTRICITY. SUCH COSTS ARE UNPREDICTABLE AND MAY INCREASE IN THE FUTURE.

     TXU Corp. is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety that could, among other things, restrict or limit the use of certain fuels required for the production of electricity. There are capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could increase in the future.

     THERE ARE RISKS INVOLVED WITH TXU CORP.'S ABILITY TO COMPLETE CAPITAL IMPROVEMENTS WHICH MAY SUBJECT TXU CORP. TO ADDITIONAL COSTS AND/OR THE WRITE OFF OF PART OR ALL OF ITS INVESTMENT.

     TXU Corp.'s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Corp. could be subject to additional costs and/or the write off of part or all of its investment in the project or improvement.

     TXU CORP. IS SUBJECT TO COSTS AND OTHER EFFECTS OF RECENT LEGAL PROCEEDINGS WHICH COULD ADVERSELY AFFECT ITS FINANCIAL RESULTS.

     TXU Corp. is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. As described in "Recent Developments -- Recent Legal Proceedings", since October 2002, twenty-four lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters, including several of the underwriters involved in this offering of common stock. If any of these suits results in a substantial monetary judgment against TXU Corp. or such officers and directors, or is settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.

     In addition, TXU Corp. is unable to predict whether its decision to exit all of its operations in Europe might result in lawsuits by the creditors of or others associated with TXU Europe. If any such lawsuit were filed and resulted in substantial monetary judgments against TXU Corp. or were settled on unfavorable terms, TXU Corp.'s financial results could be adversely affected.

     TXU CORP. IS SUBJECT TO VARIOUS EMPLOYEE WORKFORCE FACTORS.

     TXU Corp. is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, costs of any reductions in workforce, collective bargaining agreements with union employees, labor disputes and work stoppages.

     TXU CORP.'S ABILITY TO PAY CASH DIVIDENDS ON ITS COMMON STOCK AFTER JANUARY 2, 2003 DEPENDS ON FAVORABLE ACTION BY TXU CORP. SHAREHOLDERS.

     Under Texas law, TXU Corp. may only declare dividends out of surplus, which consists of total shareholders' equity less the book value of common stock (stated capital). The anticipated write-off of TXU Corp.'s investment in TXU Europe will result in an accumulated deficit and an elimination of surplus available for dividends. Texas law permits, subject to the receipt of shareholder approval, the reclassification of stated capital into additional paid-in capital. TXU Corp. will be seeking shareholder approval of such a reclassification to permit future dividend payments. If the shareholders do not approve the proposed reclassification, TXU Corp. would likely be unable to pay cash dividends on its common stock for several years. The January 2, 2003 common stock dividend payment will not be affected.

     FACTORS RELATING TO THE RECENT VOLATILITY OF TXU CORP.'S COMMON STOCK.

     The market price of TXU Corp.'s common stock has been volatile recently, and a variety of factors could cause the price to fluctuate in the future. In addition to the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, the following could impact the market price for TXU Corp.'s common stock:

     o    developments related to TXU Corp.'s businesses;

     o seasonality and other fluctuations in TXU Corp.'s results of operations;

     o TXU Corp.'s debt to equity, interest coverage and other leverage ratios;

     o issuance of additional TXU Corp. securities into the marketplace through sales or conversion or exchange of other securities;

     o general conditions in the industry and the energy markets in which TXU Corp. is a participant;

     o the worldwide economy and specific economic conditions in the regions served by TXU Corp.;

     o    an outbreak of war or hostilities or a terrorist attack;

     o a shortfall in revenues or earnings compared to securities analysts' expectations;

     o restrictions on TXU Corp.'s ability to pay cash dividends on its common stock;

     o    changes in analysts' recommendations or projections; and

     o    actions by credit rating agencies.

     Fluctuations in the market price of TXU Corp.'s common stock may be unrelated to TXU Corp.'s performance. General market price declines or market volatility could adversely affect the price of TXU Corp.'s common stock and the current market price may not be indicative of future market prices.

     The issues and associated risks and uncertainties described above are not the only ones TXU Corp. may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair TXU Corp.'s businesses in the future.

   FINANCIAL COVENANTS, CREDIT RATING PROVISIONS AND CROSS DEFAULT PROVISIONS

     You should read the following section in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

     CREDIT RATINGS OF TXU CORP. AND ITS US AND AUSTRALIAN SUBSIDIARIES -- The current credit ratings, which are all investment grade, for TXU Corp. and its US and Australian subsidiaries are presented below:

                          TXU Corp.    US Holdings     Oncor     TXU Energy    TXU Gas    TXU Australia
                          ---------    -----------     -----     ----------    -------    -------------
                          (Senior       (Senior     (Secured)     (Senior      (Senior       (Senior
                         Unsecured)    Unsecured)                Unsecured)   Unsecured)    Unsecured)
S&P.................        BBB-           BBB-        BBB          BBB          BBB           BBB
Moody's.............        Baa3           Baa3         A3          Baa2         Baa2          Baa2
Fitch...............        BBB            BBB+         A-          BBB+         BBB           BBB

     Moody's is currently reviewing for possible downgrade its ratings of TXU Corp. and its US and Australian subsidiaries and a decision by Moody's is expected during the next few weeks. S&P currently maintains a negative outlook for TXU Corp. and its US and Australian subsidiaries. Fitch currently maintains a negative outlook for TXU Corp., but maintains a stable outlook for the US and Australian subsidiaries.

     A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

     The terms of certain financing arrangements of TXU Corp. and its consolidated subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of the date of this prospectus supplement, TXU Corp. and its US and Australian subsidiaries were in compliance with all such applicable covenants.

     Certain financing and other arrangements of TXU Corp. and its US and Australian subsidiaries contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material provisions are described below:

     CREDIT RATING PROVISIONS -- As fully described in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2001 and in Note 8 to Financial Statements included in TXU Corp.'s Quarterly Report on Form 10-Q for the period ended September 30, 2002, in connection with the telecommunications joint venture (Pinnacle) transaction, in the event of a decline in the credit rating of TXU Corp.'s unsecured, senior long-term obligations to two notches below investment grade (i.e. to or below 'BB' by S&P or Fitch or 'Ba2' by Moody's), coupled with a decline in the market price of TXU Corp. common stock below $21.93 per share for ten consecutive trading days, TXU Corp. would be required to repay Pinnacle's senior secured notes ($810 million outstanding at September 30, 2002).

     In the event of a downgrade of TXU Corp. to below investment grade, TXU Energy or one of TXU Corp.'s other investment grade affiliates would be required to provide a guarantee of the obligations under the lease (approximately $145 million) for TXU Corp.'s Energy Plaza headquarters building or provide a letter of credit within 30 days of any such ratings decline. TXU Energy is currently in the process of putting this guarantee in place in advance of any such downgrade.

     TXU Energy has entered into certain trading contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request TXU Energy to post collateral in the event that its credit rating falls below investment grade.

     Based on its current trading positions, if TXU Energy were downgraded below investment grade, trading counterparties would have the option to request TXU Energy to post additional collateral of approximately $230 million.

     In addition, TXU Energy has a number of transactions where the counterparties would have the right to request TXU Energy to post collateral if its credit rating fell below investment grade. The amount TXU Energy would post under these transactions depends in part, on the value of the contract at that time. Based on current market conditions, the maximum TXU Energy might have to post for these transactions is $338 million.

     TXU Energy is also the obligor on leases, which total $168 million. Under the terms of these leases, if TXU Energy's credit rating falls below investment grade, TXU Energy could sell the assets, assign the leases to a new obligor which is investment grade, post a letter of credit or defease the leases.

     ERCOT also has rules in place to assure adequate creditworthiness for parties that schedule power on the ERCOT system. Under those rules, if TXU Energy's credit ratings fall below investment grade, TXU Energy could be required to post collateral of approximately $52 million.

     Under the $600 million Accounts Receivables Sale Program, all originators (currently TXU Gas, TXU Energy Retail Company LP, SESCO Energy Services Company and Oncor), are required to maintain a 'BBB-' (S&P) and a 'Baa3' (Moody's) rating (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

     In the event that TXU Australia's credit rating falls below investment grade, there are cross currency swaps and interest rate swaps in effect with banks who have the right to terminate the swaps. However, the contracts are currently in the money on a net basis.

     TXU Australia has several contracts that may require additional guarantees or cash collateral amounting to approximately $62 million if the credit rating of TXU Australia falls below investment grade.

     Other agreements of TXU Corp. and its subsidiaries, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

     CROSS DEFAULT PROVISIONS -- Certain financing arrangements of TXU Corp. and its subsidiaries contain customary provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

     At September 30, 2002, TXU Corp.'s $500 million Three-Year Revolving Facility contained a cross-default with respect to any default by TXU Corp. or any subsidiary thereof in respect of any indebtedness in excess of $50 million. TXU Corp. subsequently amended this facility so that a default by any of TXU Corp.'s non-US subsidiaries, including TXU Europe, would not trigger the cross-default provision contained in this facility.

     A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-Day Revolving Credit Facility, the $1.4 billion US Holdings 5-Year Revolving Credit Facility, the two letter of credit reimbursement and credit facility agreements ($68.1 million and $54.2 million currently outstanding, respectively); and the $103 million TXU Mining Company senior notes (which have a $1 million threshold). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-Day Revolving Credit Facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facilities to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this credit facility, a default by US Holdings would cause the maturity of outstanding balances under the facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

     The accounts receivable program, described above, contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp. which sells undivided interests in accounts receivable it purchases to financial institutions, and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

     TXU Corp.'s 6% Notes due 2002 to 2004 relating to the Pinnacle Overfund Trust ($178 million outstanding at September 30, 2002) and Pinnacle's 8.83% Senior Secured Notes due 2004 ($810 million outstanding at September 30, 2002) contain cross-default provisions relating to a failure to pay principal or interest on indebtedness of TXU Corp. or TXU Communications (in the case of the 8.83% Senior Secured Notes due 2004) in a principal amount of $50 million or above.

     TXU Energy, as the lessee, has certain mining and equipment leasing arrangements aggregating $226 million that would terminate upon the default on any other obligations of TXU Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of TXU Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease would terminate.

     A default by TXU Gas or any of its material subsidiaries on indebtedness of $25 million or more would result in a cross-default under the TXU Gas senior notes due 2004 and 2005 ($300 million).

     TXU Energy enters into trading and risk management contracts, the master forms of which contain provisions whereby an event of default would occur if TXU Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

     TXU Corp. and its subsidiaries have other arrangements, including interest rate and currency swap agreements and leases with cross default provisions, the triggering of which would not result in a significant effect on TXU Corp.'s liquidity.

                                  THE OFFERING

Securities offered by TXU Corp.......................    28,000,000 shares of common stock, without par value,
                                                         (plus 4,200,000 shares if the underwriters exercise
                                                         their overallotment option) together with the attached
                                                         preference stock purchase rights.

Shares of common stock outstanding at November 8,
  2002...............................................    287,136,570 shares.

Pro forma shares of common outstanding after the
  issuance of the common stock offered by this
  prospectus supplement (28,000,000 shares) and
  assuming the exchange of $750 million of
  subordinated exchangeable notes at an exchange
  price of $13.15....................................    Approximately 372,200,000 shares.

Listing..............................................    TXU Corp.'s common stock is listed on the New York,
                                                         Chicago and Pacific stock exchanges under the symbol
                                                         "TXU". Application will be made to list the additional
                                                         shares of common stock offered herein on such exchanges.

Indicated current annual dividend rate...............    $.50 per share. See "RISK FACTORS" and "DIVIDENDS AND
                                                         PRICE RANGE OF COMMON STOCK".

Use of proceeds......................................    TXU Corp. anticipates using the net proceeds from this
                                                         common stock offering for working capital and other
                                                         general purposes, including the repayment of short-term
                                                         debt. See USE OF PROCEEDS in this prospectus supplement.

    SELECTED CONSOLIDATED INCOME STATEMENT DATA OF TXU CORP. AND SUBSIDIARIES

     The following selected financial information, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of TXU Corp., all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the nine months ended September 30, 2002 and 2001 have been made. The income statement data for the nine months ended September 30, 2002 and September 30, 2001, respectively, is not necessarily indicative of the results that may be expected for an entire year.

                                            (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                                       NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,(a)
                                ----------------------------------------------       --------------------
                                  1997      1998      1999      2000     2001          2001        2002
                                  ----      ----      ----      ----     ----          ----        ----
                                                                                          (UNAUDITED)
                                  ----      ----      ----      ----     ----          ----------------

Operating revenues.........     $ 7,946   $14,736   $17,118   $22,009  $27,927       $12,393     $11,925
Net income.................     $   660   $   740   $   985   $   916  $   677       $   747     $   667
Net income available to
 common stock..............     $   660   $   740   $   985   $   904  $   655       $   731     $   651
Ratio of earnings to
 fixed charges.............        2.14      1.84      1.87      1.74     1.49          1.61        2.00

Basic earnings per share:
  Income before
   extraordinary items.....       $2.86     $2.79     $3.53     $3.43    $3.12         $2.83       $2.52
  Loss on discontinued
   operations, net of tax..        -         -         -         -        -             -         $(0.05)
  Extraordinary items,
   net of tax..............        -         -         -         -      $(0.60)         -         $(0.07)
  Net income available for
   common stock............       $2.86     $2.79     $3.53     $3.43    $2.52         $2.83       $2.40

Diluted earnings per share:
  Income before
   extraordinary items.....       $2.85     $2.79     $3.53     $3.43    $3.12         $2.83       $2.52
  Loss on discontinued
   operations, net of tax..        -         -         -         -        -             -         $(0.05)
  Extraordinary items,
   net of tax..............        -         -         -         -      $(0.60)         -         $(0.07)
  Net income available for
   common stock............       $2.85     $2.79     $3.53     $3.43    $2.52         $2.83       $2.40

----------

(a) Revenue for the nine months ended September 30, 2002 and 2001 reflects the reclassification of revenues of $12,959 million and $8,712 million for the nine months ended September 30, 2002 and 2001, respectively, to energy purchased for resale and fuel consumed, as required by the Emerging Issues Task Force Issue 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." The new reporting requirements have no impact on TXU Corp.'s gross margin, net income or cash provided by operating activities.

     INCOME STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2002, REFLECTING THE EXITING OF TXU EUROPE OPERATIONS -- The following unaudited condensed consolidated income statements of TXU Corp. for the nine months ended September 30, 2002 and 2001, give effect to the exiting of all of TXU Europe operations as if it had occurred at the beginning of the periods, but do not give effect to the write-off of the investment.

     The unaudited statements of income are not necessarily indicative of the financial results that would have been realized had the sale and exiting of TXU Europe occurred on the indicated dates, nor are they necessarily indicative of future financial results. In addition, results for the nine-month period presented are not necessarily indicative of results for a full year's operations.

     The following unaudited statements of income are qualified in their entirety by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

     Income Statements Reflecting the Exiting of TXU Europe Operations--

                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                                     2002         2001
                                                                     ----         ----
                                                                     MILLIONS OF DOLLARS,
                                                                  EXCEPT PER SHARE AMOUNTS
                                                                        (unaudited)
Operating revenues..........................................       $ 7,873      $ 7,896
                                                                   -------      -------
Operating expenses
  Energy purchased for resale, fuel consumed and
   delivery costs..........................................          3,087        3,556
  Operation and maintenance................................          1,964        1,629
  Depreciation and other amortization......................            637          574
  Goodwill amortization....................................              -           32
  Taxes other than income..................................            534          577
                                                                   -------      -------
     Total operating expenses..............................          6,222        6,368
                                                                   -------      -------

Operating income...........................................          1,651        1,528
Other income...............................................             49           24
Other deductions...........................................             64           89
Interest income............................................             16           64
Interest expense and other charges.........................            637          739
                                                                   -------      -------
Income from continuing operations before income taxes
  and extraordinary items..................................          1,015          788

Income tax expense (a).....................................            312          231
                                                                   -------      -------
Income from continuing operations before extraordinary
  items....................................................        $   703      $   557
                                                                   =======      =======

Average shares of common stock outstanding (millions)......            272          258

Per share of common stock:
  Basic and diluted earnings
    Income from continuing operations before extraordinary
     items and after preference stock dividends............        $  2.53      $  2.10

(a) Excludes tax benefit reported in TXU Australia's results associated with the UK business ($26 million and $25 million for the nine months ended September 30, 2002 and 2001, respectively).

  CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF TXU CORP. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT PERCENTAGES)

                                                                                               ADJUSTED (b)
                                                                                               ------------
                                                   OUTSTANDING AT
                                                 SEPTEMBER 30, 2002    AS ADJUSTED (a)      AMOUNT      PERCENT
                                                 ------------------    ---------------      ------      -------
                                                     (UNAUDITED)         (UNAUDITED)
Long-term Debt,
  Less amounts due currently..................         $14,830            $10,159           $                 %
Mandatorily Redeemable Preferred Securities
  of Subsidiary Trusts, each Holding Junior
  Subordinated Debentures of the Obligated
  Company (c):
       TXU Corp. obligated....................             368                368
       Subsidiary obligated...................             147                147
Preferred Securities of Subsidiary Perpetual
  Trust of TXU Europe Limited.................             150                  -
Preferred Stock of Subsidiaries:
    Subject to mandatory redemption...........              21                 21
    Not subject to mandatory redemption.......             190                190
                                                       -------            -------           ------       ------
    Total Preferred Stock of Subsidiaries.....             211                211
Shareholders' Equity..........................           9,275              5,179
                                                       -------            -------           ------       ------
  Total Capitalization........................         $24,981            $16,064           $            100.0%
                                                       =======            =======           ======       ======

Short-term Debt...............................         $ 3,348 (d)        $ 3,183 (e)       $
                                                       =======            =======           ======       ======
----------

(a) Adjusted to give effect to TXU Corp.'s decision to exit TXU Europe operations and write off its investment as TXU Corp. has no intention to continue to fund operations or any obligations of TXU Europe.

(b) Adjusted to give effect to (1) the issuance of 28,000,000 shares of common stock issued in connection with this offering (assuming the underwriters do not exercise their overallotment option), (2) the application of the net proceeds of this offering, (3) the issuance by TXU Energy of $750 million principal amount of 9% exchangeable subordinated notes due 2012 and the application of the net proceeds therefrom and (4) other issuances and retirements by subsidiaries of TXU Corp. of long-term debt subsequent to September 30, 2002 and the application of the net proceeds from such issuances.

(c) The sole assets of such trusts consist of junior subordinated debentures of the trust's parent, which was either TXU Corp. or TXU Gas, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

(d)  Including long-term debt due currently of $1,695 million.

(e)  Including long-term debt due currently of $1,668 million.

                                 USE OF PROCEEDS

     The information in this section adds to the information in the USE OF PROCEEDS section beginning on page 5 of the accompanying prospectus. Please read these two sections together.

     TXU Corp. anticipates using the net proceeds from this common stock offering for working capital and other general purposes, including the repayment of short-term debt.


                    DIVIDENDS AND PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low sales prices per share of TXU Corp.'s common stock reported on the New York Stock Exchange composite tape and the dividends paid for the indicated periods.

                                                              PRICE RANGE
                                                              -----------        DIVIDENDS
                                                            HIGH         LOW     PER SHARE
                                                            ----         ---     ---------
2000   First Quarter................................     $36.8750     $25.9375     $0.60
       Second Quarter...............................      36.1250      29.5000      0.60
       Third Quarter................................      40.1250      29.8125      0.60
       Fourth Quarter...............................      45.2500      34.5625      0.60

2001   First Quarter................................      44.1250      34.8125      0.60
       Second Quarter...............................      49.7400      39.6000      0.60
       Third Quarter................................      50.0000      43.2500      0.60
       Fourth Quarter...............................      49.9700      43.1100      0.60

2002   First Quarter................................      55.2000      46.2700      0.60
       Second Quarter...............................      57.0500      48.8100      0.60
       Third Quarter................................      51.8500      33.6500      0.60
       Fourth Quarter (through November 22, 2002)...      40.9900      10.1000      0.60

     TXU Corp., or its predecessor TXU Energy Industries Company (TEI), have declared common stock dividends payable in cash in each year since TEI's incorporation in 1945.

     On October 12, 2002, TXU Corp. declared a common stock dividend of $0.125 per share, payable on January 2, 2003 to shareholders of record on December 6, 2002. This dividend declaration represents an 80% reduction from the previous dividend rate. The decrease was in response to concerns regarding the liquidity of TXU Corp. and its US and Australian subsidiaries. TXU Corp. paid quarterly dividends of $0.60 a share in April 2002, July 2002 and October 2002. Future dividends may vary and are subject to consideration of TXU Corp.'s operating cash flow levels, capital expenditure needs and other business conditions existing at the time.

     Under Texas law, TXU Corp. may only declare dividends out of surplus, which consists of total shareholders' equity less the book value of common stock (stated capital). The anticipated write-off of TXU Corp.'s investment in TXU Europe will result in a retained earnings deficit (expected to be approximately $2.2 billion) and an elimination of surplus available for dividends. Texas law permits, subject to the receipt of shareholder approval, the reclassification of a portion of stated capital into additional paid-in capital. TXU Corp. will be seeking shareholder approval of such a reclassification to permit future dividend payments. If the shareholders do not approve the proposed reclassification, TXU Corp. would likely be unable to pay cash dividends on its common stock for several years. See "Risk Factors" above. The January 2, 2003 common stock dividend payment will not be affected.

     The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on November 22, 2002 was $16.14 per share.

     TXU Corp. has a direct stock purchase and dividend reinvestment plan
(Plan). The Plan provides investors with a convenient method of acquiring shares of TXU Corp. common stock through (i) the reinvestment in TXU Corp. common stock of all or a portion of the cash dividends payable on an investor's holdings of TXU Corp. common stock, and/or (ii) the investment of optional cash payments pursuant to the terms of the Plan. TXU Corp. reserves the right to suspend, modify, amend or terminate the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with operation of the Plan. Shares of TXU Corp. common stock are offered for sale under the Plan only by means of a separate prospectus available upon request from TXU Corp.

                                  UNDERWRITING

     TXU Corp. is selling the common stock to the underwriters named in the table below pursuant to an underwriting agreement to be dated on or about the date of this prospectus supplement. Subject to certain conditions, TXU Corp. has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of shares of common stock set forth opposite that underwriter's name in the table below:

                 UNDERWRITERS                           NUMBER OF SHARES
                 ------------                           ----------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated............................

Credit Suisse First Boston Corporation..............

Banc of America Securities LLC......................

Commerzbank Capital Markets Corp. ..................

Credit Lyonnais Securities (USA) Inc. ..............

J.P. Morgan Securities Inc..........................

Salomon Smith Barney Inc............................
                                                          ----------
           Total....................................      28,000,000
                                                          ==========

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the shares of the common stock if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the common stock to the public when and if the underwriters buy the common stock from TXU Corp.

     TXU Corp. estimates that its expenses in connection with the offer and sale of the common stock, not including the underwriting discount, will be $_________.

     TXU Corp. has agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

COMMISSIONS AND DISCOUNTS

     The common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common stock sold by the underwriters to securities dealers may be sold at a discount from the public offering prices of up to $____ per share of common stock. Any such securities dealers may resell any common stock purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to $___ per share of common stock. If all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

     The following table shows the per share and total public offering price, underwriting discount to be paid by TXU Corp. to the underwriters and proceeds before expenses to TXU Corp. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                                 Per
                                               Share of
                                             Common Stock   Without Option   With Option
                                             ------------   --------------   -----------
Public offering price......................
Underwriting discount......................
Proceeds, before expenses, to TXU Corp.....

OVERALLOTMENT OPTION

     TXU Corp. has granted an option to the underwriters to purchase up to an additional 4,200,000 shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

     TXU Corp. has agreed, for a period of 90 days after the date of this prospectus supplement, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) and Credit Suisse First Boston Corporation, as representatives of the underwriters (collectively, the Representative), directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any common stock or any security convertible into or exchangeable or exercisable for common stock other than shares of its common stock or options for shares of its common stock issued pursuant to or sold in connection with any employee benefit, dividend reinvestment, stock option and stock purchase plans and existing exchangeable securities of TXU Corp. and its subsidiaries.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the common stock offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing shares of TXU Corp.'s common stock. However, the underwriters may engage in transactions that stabilize the price of TXU Corp.'s common stock, such as bids or purchases that peg, fix or maintain the price of TXU Corp.'s common stock.

     In connection with this offering, the underwriters may make short sales of the common stock. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of shares of common stock than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing TXU Corp.'s common stock in the open market. In determining the source of common stock to close out the covered short position, the Representative will consider, among other things, the price of the common stock available for purchase in the open market as compared to the price at which they may purchase the common stock through the overallotment option. Naked short sales are sales in excess of the overallotment option. The Representative must close out any naked short position by purchasing TXU Corp.'s common stock in the open market. A naked short position is more likely to be created if the Representative is concerned that there may be downward pressure on the price of TXU Corp.'s common stock in the open market after pricing that could adversely affect investors who purchase common stock in the offering. Similar to other purchase transactions, purchases by the Representative to cover syndicate short positions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than it would otherwise be in the absence of these transactions.

     Neither TXU Corp. nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither TXU Corp. nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The Representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares of common stock for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

OTHER RELATIONSHIPS

     Certain of the underwriters and their affiliates engage in transactions with, and perform financial advisory and other services for, TXU Corp., its subsidiaries and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TXU Corp., its subsidiaries and its affiliates.

                                    EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the fiscal year ended December 31, 2001 (Annual Report), and incorporated in this prospectus supplement and the accompanying prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the Annual Report. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus supplement and the accompanying prospectus, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in their reports included in the Quarterly Reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, Deloitte & Touche LLP has not audited and does not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act relating to, among others, the securities offered hereby prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

     The validity of the common stock will be passed upon for TXU Corp. by Hunton & Williams, Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters of Texas law will be passed upon only by Hunton & Williams.

                      (This page intentionally left blank)

PROSPECTUS

                                 $2,000,000,000
                                AGGREGATE AMOUNT

                                 ---------------

                                    TXU CORP.

                                 DEBT SECURITIES
                                PREFERENCE STOCK
     COMMON STOCK WITH ATTACHED RIGHTS TO PURCHASE SERIES A PREFERENCE STOCK
                            STOCK PURCHASE CONTRACTS
                                       AND
                              STOCK PURCHASE UNITS

                                 ---------------

                                 TXU CAPITAL III
                                 TXU CAPITAL IV

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                                 FORTH HEREIN BY

                                    TXU CORP.

          ------------------------------------------------------------

     TXU Corp., TXU Capital III and TXU Capital IV may offer from time to time up to an aggregate of $2,000,000,000 of the securities discussed in this prospectus. This prospectus contains summaries of the general terms of these securities. We will describe the specific terms of these securities, their offering prices and the manner in which they will be offered in supplements to this prospectus. You should read this prospectus and any applicable supplements carefully before you invest.

     We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. In this prospectus we provide more information on this topic under the heading PLAN OF DISTRIBUTION.

     TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU."

               --------------------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated March 27, 2002.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have previously filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over a period not expected to exceed two years, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp., a Texas corporation which changed its name from Texas Utilities Company on May 15, 2000, was formed in 1997 as a holding company. TXU Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-12833. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     Information about TXU Corp. is also available on its web site at http://www.txu.com. The information available on TXU Corp.'s web site is not a part of this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

     o TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001.

     o TXU Corp.'s Current Report on Form 8-K filed with the SEC on January 16, 2002.

     You may request a copy of these filings at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

                                    TXU CORP.

     TXU Corp. is a global energy services company that engages in

     o    electricity generation,

     o    wholesale energy trading,

     o    retail energy marketing,

     o    energy delivery,

     o    other energy-related services and

     o    through a joint venture, telecommunications services.

     Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that by January 1, 2002, each electric utility was required to separate, or unbundle, its business into the following: power generation operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. As a result, TXU Corp. restructured certain of its businesses effective January 1, 2002.

     As required by the 1999 Restructuring Legislation, TXU Corp.'s subsidiary, TXU US Holdings Company, formerly TXU Electric Company (US Holdings), filed its business separation plan with the Public Utility Commission of Texas (Texas
PUC). This business separation plan and the March 2000 application to the Texas PUC laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002.

     TXU Corp.'s principal subsidiaries, after restructuring on January 1, 2002, are:

     o US HOLDINGS - a holding company for TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its amended business separation plan, as approved by the Texas PUC on October 31, 2001, as of January 1, 2002 US Holdings transferred to Oncor its T&D business and to TXU Energy its generation assets and retail customers, which together comprised the integrated electric utility business conducted by US Holdings through December 31, 2001. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the REP of TXU SESCO Company; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. Also, the T&D business of TXU SESCO Company was transferred to Oncor. Through its subsidiaries, US Holdings is engaged in the generation of electricity, wholesale energy (electricity and natural gas) trading and risk management, and retail energy sales and services in the United States and parts of Canada, as well as the transmission and distribution of electricity in Texas.

     o TXU GAS - an integrated company engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. Divisions of TXU Gas include TXU Lone Star Pipeline, owner and operator of interconnected natural gas transmission and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas, and TXU Gas Distribution, one of the largest gas distribution companies in the United States and the largest in Texas.

     o TXU EUROPE LIMITED (TXU Europe) - a holding company for TXU Corp.'s European operations. TXU Europe's operations in the United Kingdom
          (UK) and other parts of Europe are primarily conducted through subsidiaries of TXU Europe Group Plc. TXU Europe serves approximately
          5.7 million electricity and gas customers in the UK and is one of the largest suppliers (retailers) in England and Wales. Subsidiaries of

          TXU Europe also include TXU Europe Power Limited, a large generator of electricity in the UK; TXU UK Limited, one of the largest retail suppliers of natural gas in the UK; and TXU Europe Energy Trading Limited and other subsidiaries engaged in wholesale energy trading and risk management in the UK and in the central and Nordic regions of Europe.

     o TXU AUSTRALIA HOLDINGS (PARTNERSHIP) LIMITED PARTNERSHIP (TXU Australia) - a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia; TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria; and TXU Pty. Ltd., which retails natural gas in Victoria. TXU Electricity Limited serves over 533,000 customers in the state of Victoria, including suburban Melbourne, the second-largest city in Australia. TXU Networks (Gas) Pty. Ltd. has over 450,000 supply points. TXU Pty. Ltd. retails natural gas to approximately 427,000 customers. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,330 megawatt Torrens Island power station in South Australia. TXU Australia also has a portfolio management and energy trading operation that manages its price and volume risks.

     o TXU BUSINESS SERVICES COMPANY (TXU Business Services) - a provider of financial, accounting, information technology, environmental, customer, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

     In addition, TXU Corp. owns a 50% interest in Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company (TXU Communications). TXU Communications operates an integrated telecommunications platform, including an established incumbent local exchange carrier, as well as an emerging integrated communications provider and fiber optic transport business operating primarily in the Texas market. TXU Communications currently has over 225,000 access lines, including 58,000 competitive lines, and owns and operates a state-of-the-art fiber optic network spanning more than 2,200 route miles (60,000 fiber miles).

     In conjunction with its realignment into the corporate structure summarized above, effective as of January 1, 2002, TXU Corp. also realigned its businesses into the following operating business segments:

     o US ENERGY - operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in the US and parts of Canada. This segment consists of all operations, other than the transmission and distribution business, of the former US Electric segment and the former US Energy segment.

     o US ENERGY DELIVERY - operations involving the transmission and distribution of electricity and the purchase, transmission, distribution and sale of natural gas in Texas. This segment consists of the transmission and distribution operations of the former US Electric segment and the operations of the former US Gas segment.

     o INTERNATIONAL ENERGY - operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in Europe and Australia. This segment consists of the operations of the former Europe and Australia segments.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                       TXU CAPITAL III AND TXU CAPITAL IV

     TXU Capital III and TXU Capital IV are identical Delaware business trusts, and each will be referred to in this prospectus as TXU Capital. Each was created pursuant to a separate trust agreement among TXU Corp. as depositor of TXU Capital, The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by TXU Corp. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Corp. as trust assets. All of the common trust securities will be owned by TXU Corp. The common trust securities will represent at least 3% of the total capital of TXU Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement.

     No separate financial statements of TXU Capital are included in this prospectus. TXU Corp. and TXU Capital consider that such statements would not be material to holders of the preferred trust securities because TXU Capital has no independent operations and its sole purposes are those stated above. TXU Corp. does not expect that TXU Capital will be filing annual, quarterly or special reports with the SEC.

     TXU Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Capital is c/o TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, TXU Corp. will use the net proceeds from the offering of its securities for general corporate purposes, which may include the repayment of short-term indebtedness.

     The proceeds from the sale of preferred trust securities by TXU Capital will be invested in junior subordinated debentures issued by TXU Corp. Except as TXU Corp. may otherwise describe in the related prospectus supplement, TXU Corp. expects to use the net proceeds from the sale of such junior subordinated debentures to TXU Capital for general corporate purposes, which may include the repayment of short-term indebtedness.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for TXU Corp. for each of the years ended December 31, 1997 through 2001 are set forth in the table below.

                                                                 Ratio of Earnings to
                                    Ratio of Earnings to           Fixed Charges and
           Period                       Fixed Charges            Preference Dividends
           ------                       -------------            --------------------
Year ended December 31, 1997                2.14                         2.14
Year ended December 31, 1998                1.84                         1.84
Year ended December 31, 1999                1.87                         1.87
Year ended December 31, 2000                1.74                         1.72
Year ended December 31, 2001                1.49                         1.47

                     DESCRIPTION OF TXU CORP. CAPITAL STOCK

     The authorized capital stock of TXU Corp. consists of 1,000,000,000 shares of common stock, without par value, of which 265,341,490 shares were outstanding at March 5, 2002, and 50,000,000 shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s share rights plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C, are authorized, outstanding and held by a wholly-owned subsidiary trust.

     Each share of common stock is entitled to one vote on all questions submitted to shareholders and to cumulative voting at all elections of directors.

     The common stock has no other preemptive or conversion rights. When the shares of common stock offered in this prospectus are issued and sold, they will be fully paid and non-assessable.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of preference stock will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. as well as to all holders of debt of TXU Corp. These subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     The Texas Business Corporation Act and the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp. determine the rights and privileges of holders of capital stock. The information below is a summary of those terms. For a more detailed understanding of those terms, you should read the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp., which have been filed with the SEC, and the Texas corporate law.

     TXU Corp. may issue one or more series of preference stock without the approval of its shareholders. The preference stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Corp.

     Some terms of a series may differ from those of another series. A prospectus supplement will describe terms of any preference stock being offered. These terms will also be described in a Statement of Resolution Establishing a Series of Preference Stock. That document also will be filed in Texas and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

     o    The title of that series of preference stock;

     o    The number of shares in the series;

     o The dividend rate, or how such rate will be determined, and the dividend payment dates for the series of preference stock;

     o    Whether the series will be listed on a securities exchange;

     o The date or dates on which the series of preference stock may be redeemed at the option of TXU Corp. and any restrictions on such redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase, redeem or retire the series of preference stock;

     o The amount payable on the series of preference stock in case of the liquidation, dissolution or winding up of TXU Corp. and any additional amount, or method of determining such amount, payable in case any such event is voluntary; and

     o Any rights to convert the shares of that series of preference stock into shares of another series or into shares of any other class of capital stock.

     Shares of preference stock issued by TXU Corp. will be fully paid and non-assessable.

     TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock. Each share of the common stock is equal to every other share of the common stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

     TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. TXU Corp. has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities described in this prospectus. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or preference stock during the extension period. For a further description of TXU Corp.'s rights to delay payment, read DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in this prospectus.

     In addition, TXU Corp. has issued stock purchase contracts, as a component of stock purchase units, which require TXU Corp. to make periodic contract adjustment payments to the holders of the stock purchase units. TXU Corp. has a right to delay these payments during the term of the stock purchase contracts. TXU Corp. may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. TXU Corp. may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If TXU exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock or preference stock during the extension period.

     The holders of preference stock have voting rights only in the following circumstances:

     o If dividends have not been paid for four full quarters, holders of preference stock may elect one-third of TXU Corp.'s Board of Directors or two directors, whichever is greater;

     o If dividends have not been paid for eight full quarters, holders of preference stock may elect a majority of TXU Corp.'s full Board of Directors;

     o TXU Corp. needs the approval of the holders of two-thirds of the outstanding shares of the preference stock in order to make the following changes in its capital structure:

          - Authorizing a new class of stock that ranks senior to the preference stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

          - Materially altering the Amended and Restated Articles of Incorporation in such a way as to change the terms of the preference stock, unless the change does not affect every series of preference stock, in which case holders of only those series affected may vote.

TXU Corp. will notify holders of preference stock of any meeting at which they may vote. Shares of preference stock have no preemptive rights.

     After the payment of all dividends due on the shares of any outstanding preference stock, holders of shares of the common stock are entitled to dividends when and as declared by the board of directors.

     The common stock of TXU Corp. is listed on the New York, Chicago and Pacific stock exchanges. The transfer agent for the common stock is TXU Business Services Company, Dallas, Texas.

     On February 19, 1999, TXU Corp.'s Board of Directors adopted a shareholder rights plan pursuant to which holders of common stock were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held. In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, the Rights become exercisable, entitling each holder (other than the person who acquired more than 15%) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of each Right held. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     TXU Corp. may issue stock purchase contracts, including contracts that obligate holders to purchase from TXU Corp., and TXU Corp. to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require TXU Corp. to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

     A prospectus supplement will summarize material terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will refer to the forms of stock purchase contracts. Material United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will also be discussed in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be TXU Corp.'s direct unsecured general obligations. The debt securities will be senior debt securities and will be issued under one or more separate indentures between TXU Corp. and The Bank of New York as trustee under each indenture.

     Material terms of the debt securities and each indenture are summarized below. The form of the indenture has been filed with the SEC, and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of TXU Corp.'s other senior and unsubordinated debt.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     o    The title of the debt securities;

     o    Any limit upon the total principal amount of the debt securities;

     o The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

     o The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

     o    Any right to delay the interest payments for the debt securities;

     o The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

     o Any date or dates on which the debt securities may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the debt securities;

     o Any additions to the events of default under the indenture or additions to the covenants of TXU Corp. under the indenture for the benefit of the holders of debt securities;

     o If the debt securities will be issued in denominations other than multiples of $1,000;

     o If payments on the debt securities may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the debt securities; o Any collateral, security, assurance or guarantee for the debt securities; and

     o Any other terms of the debt securities not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

     The indenture does not limit the principal amount of debt securities that TXU Corp. may issue.

     TXU Corp. may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Corp.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on any interest payment date will be paid to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the debt securities, appoint one or more additional paying agents (including TXU Corp.) and remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the debt securities. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration, transfer or exchange of

     o any debt security during the 15 days before giving any notice of redemption or

     o any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(Indenture, Section 305.)

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than TXU Corp., sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities. (Indenture, Section 701.)

LIMITATION ON LIENS

     The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, so long as any series of debt securities is outstanding, TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter directly owned by TXU Corp., to secure any Indebtedness, as defined below, without also securing the outstanding debt securities, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or existence of, and in connection with (1) and (2) below, any extension, renewal or refunding of:

     (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time the capital stock is acquired by TXU Corp. or within 270 days after that time to secure all or a portion of the purchase price for the capital stock;

     (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time the capital stock is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

     (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

          (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

          (b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

          (c) so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, TXU Corp. may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, up to an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization, as defined below.

     "Indebtedness" means:

          (i) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

          (ii) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

          (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock, or its equivalent ownership interest, that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     "Consolidated Capitalization" means the sum of:

          (i) Consolidated Shareholders' Equity;

          (ii) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

          (iii) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Shareholders' Equity" means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries. As used in this definition, "liabilities" means all obligations that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

          (i) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

          (ii) deferred liabilities; and

          (iii) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Subsidiary" means, at any date, any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

     "Assets," with respect to any entity, means the whole or any part of its business, property, assets, cash and receivables.

     "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries.

     (Indenture, Section 608.)

     As of December 31, 2001, the Consolidated Capitalization of TXU Corp. was approximately $25 billion.

     For situations in which the limitation on liens will not apply, see - "Assignment of Obligations" below.

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the debt securities and the indenture to a wholly-owned subsidiary, provided that no event of default under the indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the debt securities and under the indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the debt securities and the indenture.

     If such an assignment is made, unless the terms of the assigned debt securities state otherwise:

     o TXU Corp. will be released and discharged from all its other obligations under the debt securities and the indenture;

     o Any covenants made by TXU Corp. with respect to the debt securities would become solely covenants of, and would relate only to, the assuming subsidiary; and

     o There would be no limitation on liens on the capital stock of any TXU Corp. Subsidiary, as defined above under - "Limitations on Liens," that is owned by TXU Corp.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all debt securities and under the indenture;

     o Immediately after giving effect to the transaction, no event of default under the indenture, or event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

     The terms of the indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

     "Event of default," when used in the indenture with respect to any series of debt securities, means any of the following:

     o Failure to pay interest on any debt security for 30 days after it is due;

     o Failure to pay the principal of or any premium on any debt security when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after TXU Corp. receives written notice from the trustee, or TXU Corp. and the trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series;

     o Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture; or

     o Any other event of default included in any supplemental indenture or officer's certificate for that series of debt securities.

(Indenture, Section 801.)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the trustee a sum sufficient to pay:

          (1)  all overdue interest on all debt securities of that series;

          (2) the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4)  all amounts due to the trustee under the indenture; and

     o Any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

(Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the trustee written notice of a continuing event of default under the indenture;

     o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

(Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date.
(Indenture, Section 808.)

     TXU Corp. will provide to the trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under an indenture, TXU Corp. and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the indenture and in the debt securities;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

     o    To add additional events of default under the indenture;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

          (2) when no debt securities of the affected series remain outstanding under the indenture;

     o To provide collateral security for all but not part of the debt securities;

     o To establish the form or terms of debt securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

     o    To cure any ambiguity or inconsistency; or

     o To make any other changes to or add provisions with respect to matters and questions arising under the indenture, provided that the action will not adversely affect the interests of the holders of debt securities of any series in any material respect.

(Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

     The indenture provides that debt securities owned by TXU Corp. or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101 ("Outstanding").)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

     The trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Corp. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

TITLE

     TXU Corp., the trustee, and any agent of TXU Corp. or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

                          DESCRIPTION OF TXU CAPITAL'S
             PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     TXU Capital will issue preferred trust securities and common trust securities under a trust agreement. In the following discussion, the preferred trust securities and the common trust securities, collectively, are referred to as the "trust securities." The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC, and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

     The preferred trust securities and common trust securities issued by TXU Capital will be substantially the same except that, if TXU Capital fails to make required payments, the rights of TXU Corp., as the holder of the common trust securities, to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. (Trust Agreement, Section 4.03.) If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace the property trustee and the Delaware trustee. (Trust Agreement, Section 8.10.) All of the common trust securities of TXU Capital will be owned by TXU Corp. (Trust Agreement, Section 5.10.)

     TXU Corp. will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o TXU Corp.'s obligations under the junior subordinated debentures discussed below;

     o The rights of holders of preferred trust securities to enforce those obligations;

     o    TXU Corp.'s agreement to pay the expenses of TXU Capital; and

     o TXU Corp.'s guarantee of payments due on the preferred trust securities to the extent of TXU Capital's assets.

     No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by TXU Corp. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

     TXU Capital will use the proceeds from the sale of the trust securities to purchase junior subordinated debentures from TXU Corp. in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee. (Trust Agreement, Section 2.05.) The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the trust securities. (Trust Agreement, Section 2.09.)

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. Material United States federal income tax considerations applicable to the trust preferred securities will also be discussed in the applicable prospectus supplement. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

DISTRIBUTIONS

     The only income of TXU Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. (Trust Agreement, Section 2.08.) If TXU Corp. does not make interest payments on the junior subordinated debentures (or does not pay the expenses of TXU Capital), TXU Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by TXU Corp.

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. (Subordinated Indenture, Section 311.) As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. (Trust Agreement, Section 4.01.) If TXU Corp. extends the interest period, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

     Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

     o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

     o    Distributions on the preferred trust securities; and

     o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

     Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

REDEMPTION

     Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of trust securities. Holders of trust securities will be given not less than 30 nor more than 60 days' notice of any redemption. (Trust Agreement, Section 4.02(a) -
(b).)

     Trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only to the extent that TXU Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c).)

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, the property trustee will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Capital or by TXU Corp. pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d).)

     Subject to applicable law, including United States federal securities law, TXU Corp. may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security transfer agent and registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f).)

SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the trust securities shall be made proportionally based on the liquidation amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, preferred trust securities then due and payable. (Trust Agreement, Section 4.03(a).)

     If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (Trust Agreement, Section 4.03(b).)

                  LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

     o    The expiration of the term of TXU Capital;

     o    The bankruptcy, dissolution or liquidation of TXU Corp.;

     o    Redemption of all of the preferred trust securities;

     o The entry of an order for dissolution of TXU Capital by a court of competent jurisdiction; or

     o    At any time, at the election of TXU Corp.

(Trust Agreement, Sections 9.01 and 9.02.)

     The property trustee will liquidate TXU Capital and distribute to each holder of trust preferred securities a like amount of junior subordinated debentures, as expeditiously as the property trustee determines to be appropriate, upon the occurrence of:

     o    The expiration of the term of TXU Capital;

     o An early dissolution because of bankruptcy, dissolution or liquidation of TXU Corp.; or

     o    The election by TXU Corp. to dissolve TXU Capital.

The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, trust property will be liquidated and the holders of the preferred trust securities will be entitled to receive, out of the assets of TXU Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation amount of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation amount of the preferred trust securities they hold. TXU Corp., as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of TXU Capital. (Trust Agreement, Section 9.04.)

EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the trust agreement whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     (1) The occurrence of an event of default under the subordinated indenture;

     (2) Default by TXU Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     (3) Default by TXU Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     (4) Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with item (2) or (3) above, and the continuation of that default or breach for a period of 60 days after notice to TXU Capital by the holders of preferred trust securities having at least 10% of the total liquidation amount of the outstanding preferred trust securities; or

     (5) The occurrence of specified events of bankruptcy or insolvency with respect to TXU Capital.

(Trust Agreement, Section 1.01 ("Event of Default").)

     Within 90 business days after the occurrence of any event of default under the trust agreement that is known to the property trustee, the property trustee will transmit to the holders of trust securities and TXU Corp. notice of that default, unless it has been cured or waived. (Trust Agreement, Section 8.02.)

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (Trust Agreement, Section 6.01(a).)

     Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (Trust Agreement, Section 8.10.)

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the property trustee or the Delaware trustee merges or consolidates with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (Trust Agreement, Section 8.12.)

VOTING RIGHTS

     Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will not in any manner control the administration, operation and management of TXU Capital or have any voting rights not otherwise required by law or the trust agreement. (Trust Agreement, Section 6.01(a).)

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     o    Waive any past default under the subordinated indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Corp. to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or anyone else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Sections 6.01(a) and 601(b).)

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote. (Trust Agreement, Section 6.02.)

     With respect to any of the circumstances described above under which holders of preferred trust securities are entitled to vote or consent, any of the preferred trust securities that are owned by TXU Corp., any trustee under the trust agreement or any affiliate of TXU Corp., shall be treated as if they were not outstanding for purposes of that vote or consent. (Trust Agreement, Section 1.01 ("Outstanding").)

     No vote or consent of the holders of preferred trust securities will be required for TXU Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     The administrative trustees of TXU Capital may be appointed, removed or replaced solely by TXU Corp. as the holder of the common trust securities; consequently, holders of preferred trust securities will have no rights to appoint, remove or replace the administrative trustees. (Trust Agreement, Section 8.10.)

AMENDMENTS

     The trust agreement may be amended from time to time by TXU Capital, with the approval of a majority of the administrative trustees and TXU Corp., without the consent of any holders of trust securities or the other trustees, in order to:

     (1)  cure any ambiguity;

     (2) correct or supplement any provision that may be inconsistent with any other provision of the trust agreement or any amendment of the trust agreement;

     (3) make any additional provision with respect to matters or questions arising under the trust agreement;

     (4)  change the name of the trust; or

     (5) modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Capital will not be classified as

          (a) an association taxable as a corporation for United States federal income tax purposes at any time that any trust securities are outstanding; or

          (b)  an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of trust securities. The amendments described in items (1), (2) and
(3) above will become effective when notice of the amendment is given to the holders of trust securities. (Trust Agreement, Section 10.03(a).)

     Except as provided below, any provision of the trust agreement may be amended by the administrative trustees and TXU Corp. with:

     o The consent of holders of trust securities representing not less than a majority in aggregate liquidation amount of the trust securities then outstanding; and

     o Receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Capital to be classified for United States federal income tax purposes as an association taxable as a corporation or affect TXU Capital's exemption from the status of an "investment company" under the Investment Company Act.

(Trust Agreement, Section 10.03(b).) However, the holders of trust securities representing not less than 66-2/3% in aggregate liquidation amount of the trust securities then outstanding must consent to:

     o Any action that would materially adversely affect the powers, preferences or special rights of the preferred trust securities, whether by amendment to the trust agreement or otherwise; or

     o Any proposal with respect to the dissolution, winding-up or termination of TXU Capital, other than pursuant to the terms of the trust agreement.

(Trust Agreement, Section 6.01(c).) Further, each affected holder of trust securities must consent to any amendment to the trust agreement that:

     o Changes the amount or timing of any distribution with respect to trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of trust securities as of a specified date; or

     o Restricts the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after that date.

(Trust Agreement, Section 10.03(c).)

CO-TRUSTEES AND SEPARATE TRUSTEE

     If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Capital may at the time be located, TXU Corp., as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Corp., as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Corp., as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (Trust Agreement, Section 8.09.)

FORM, EXCHANGE, AND TRANSFER

     Preferred trust securities of any TXU Capital trust may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation amount

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Corp. for such purpose. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Capital or TXU Corp. may require. A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request

     TXU Capital will not be required to:

     o Issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed; or

     o Register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part.

 (Trust Agreement, Section 5.04.)

TRANSFER AGENT AND REGISTRAR

     TXU Business Services Company will act as transfer agent and registrar for the preferred trust securities. (Trust Agreement, Section 5.04.) TXU Corp. will designate an office in the Borough of Manhattan, The City of New York through which any registrar and transfer agent acts, and TXU Corp. may subsequently change the location of that office. (Trust Agreement, Section 5.08.)

INFORMATION ABOUT THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE

     The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

DUTIES OF THE TRUSTEES

     The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The property trustee will hold the junior subordinated debentures on behalf of TXU Capital and will maintain a payment account with respect to the trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act. (Trust Agreement, Sections 2.06 and 2.07(a).)

     The administrative trustees of TXU Capital are authorized and directed to conduct the affairs of TXU Capital and to operate TXU Capital so that TXU Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified for United States federal income tax purposes as an association taxable as a corporation and so that the junior subordinated debentures will be treated as indebtedness of TXU Corp. for United States federal income tax purposes. In this regard, TXU Corp. and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that each of TXU Corp. and the administrative trustees determines in its discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (Trust Agreement, Section 2.07(d).)

GOVERNING LAW

     The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (Trust Agreement, Section 10.05.)

MISCELLANEOUS

     Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Material terms of the guarantee that TXU Corp. will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC, and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated herein by reference.

     The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

GENERAL TERMS OF THE GUARANTEE

     TXU Corp. will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Corp. may have or assert. The following payments will be subject to the guarantee (without duplication):

     o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Capital has funds available for these payments;

     o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Capital, to the extent TXU Capital has sufficient funds for payments; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Capital, except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

          (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that TXU Capital has funds available for these payments; and

          (2) the amount of assets of TXU Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Capital.

(Guarantee Agreement, Sections 1.01("Guarantee Payments") and 5.01.) TXU Corp. may satisfy its obligation to make a guarantee payment by either making a direct payment of the required amounts to the holders of preferred trust securities or causing TXU Capital to pay those amounts to those holders. (Guarantee Agreement, Section 5.01.)

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Capital does not have funds available to make those payments or to any collection of payment. (Guarantee Agreement, Section 5.05.) If TXU Corp. does not make interest payments on the junior subordinated debentures held by TXU Capital, TXU Capital will not have funds available to pay distributions on the preferred trust securities.

     The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Corp. including junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment. (Guarantee Agreement, Section 6.01.)

     TXU Corp. will enter into an Agreement as to Expenses and Liabilities with TXU Capital, to provide funds to TXU Capital as needed to pay obligations of TXU Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Corp. with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Corp. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation amount of the outstanding preferred trust securities. (Guarantee Agreement, Section 8.02.)

     All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Corp. and will inure to the benefit of the holders of the preferred trust securities then outstanding. TXU Corp. may not assign its obligations under the guarantee agreement except in connection with a consolidation, merger or sale involving TXU Corp. that is permitted under the subordinated indenture, as described below under DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Consolidation, Merger and Sale of Assets." (Guarantee Agreement, Section 8.01.)

EVENTS OF DEFAULT

     An event of default under the guarantee will occur if TXU Corp. fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation amount of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Corp. to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Capital, the guarantee trustee or anyone else. (Guarantee Agreement, Section 5.04.)

     TXU Corp. will be required to provide an annual statement to the guarantee trustee about TXU Corp.'s performance of some of its obligations under the guarantee and any default in its performance of the obligations. TXU Corp. will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Corp.'s compliance with all conditions under the guarantee. (Guarantee Agreement, Sections 2.04 and 2.05.)

INFORMATION ABOUT THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (Guarantee Agreement, Section 3.02(a).)

     The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

     Subject to certain payment, reimbursement and indemnity obligations of TXU Corp. to the guarantee trustee, the guarantee will terminate and be of no further force and effect upon:

     o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

     o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

     o    Full payment of the amounts payable upon liquidation of TXU Capital.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee.

     (Guarantee Agreement, Section 7.01.)

STATUS OF THE GUARANTEE

     The guarantee will be an unsecured obligation of TXU Corp. and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Corp. including the junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Corp. and with any guarantee that may be entered into by TXU Corp. in respect of any preferred or preference stock of any affiliate of TXU Corp.; and

     o    Senior to TXU Corp.'s common stock.

(Guarantee Agreement, Section 6.01.)

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Corp. to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else. (Guarantee Agreement, Sections 5.04 and 5.05.)

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, its obligations under the guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York. (Guarantee Agreement, Section 8.06.)

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures, which the property trustee will hold on behalf of TXU Capital as trust assets, will be subordinated obligations of TXU Corp. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee.

     Material terms of the junior subordinated debentures and the subordinated indenture are summarized below. The form of the subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in the subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to TXU Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

     Because TXU Corp. is a holding company that conducts all its operations through subsidiaries, holders of the junior subordinated debentures will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     o    The title of the junior subordinated debentures;

     o Any limit upon the total principal amount of the junior subordinated debentures;

     o The dates, or the method to determine these dates, on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the junior subordinated debentures;

     o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures, that will be payable if the maturity of the junior subordinated debentures is accelerated;

     o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the junior subordinated debentures;

     o Any additions to the events of default under the subordinated indenture or additions to the covenants of TXU Corp. under the subordinated indenture for the benefit of the holders of junior subordinated debentures;

     o If the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

     o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the junior subordinated debentures;

     o Any collateral, security, assurance or guarantee for the junior subordinated debentures; and

     o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

(Subordinated Indenture, Section 301.)

     The junior subordinated debentures will be limited in total principal amount to the sum of the aggregate liquidation amount of the preferred trust securities of TXU Capital and the consideration paid by TXU Corp. for the common trust securities of TXU Capital. The junior subordinated debentures are unsecured, subordinated obligations of TXU Corp. which rank junior to all of TXU Corp.'s Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of TXU Corp., for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Corp. unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Corp. under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (Subordinated Indenture, Section 101 ("Senior Indebtedness").) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee. (Trust Agreement, Section 9.04.)

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each junior subordinated debenture payable on any interest payment date will be paid to the person in whose name that junior subordinated debenture is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any junior subordinated debenture, the defaulted interest may be paid to the holder of such junior subordinated debenture as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that junior subordinated debenture may be listed, if the debenture trustee finds it workable. (Subordinated Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the junior subordinated debentures at maturity will be payable upon presentation of the junior subordinated debentures at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the junior subordinated debentures, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Subordinated Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of junior subordinated debentures may be registered, and junior subordinated debentures may be exchanged for other junior subordinated debentures of the same series of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may change the place for registration of transfer and exchange of the junior subordinated debentures and may designate additional places for registration and exchange. (Subordinated Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the junior subordinated debentures. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of, transfer of, or the exchange of:

     o Any junior subordinated debenture during the 15 days before giving any notice of redemption; or

     o Any junior subordinated debenture selected for redemption except the unredeemed portion of any junior subordinated debenture being redeemed in part.

(Subordinated Indenture, Section 305.)

OPTIONAL REDEMPTION

     For so long as TXU Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Capital to redeem trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (Subordinated Indenture, Section 4.04.)

INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the immediately preceding business day. These payments will have the same force and effect as if made on the date the payment was originally payable. (Subordinated Indenture, Section 113.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Corp. extends the interest period, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

     Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

     o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

     o    Distributions on the preferred trust securities; and

     o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

     Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Corp. will give TXU Capital and the debenture trustee notice of its election of an extension period prior to the earlier of:

     o One business day before the record date for the distribution which would occur if TXU Corp. did not make the election to extend; or

     o The date TXU Corp. is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date.

TXU Corp. will cause TXU Capital to send notice of that election to the holders of preferred trust securities.

ADDITIONAL INTEREST

     So long as any preferred trust securities remain outstanding, if TXU Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Corp. will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (Subordinated Indenture, Section 312.)

RESTRICTION ON DIVIDEND PAYMENTS

     So long as any preferred trust securities remain outstanding, if

     o TXU Corp. is in default under the guarantee or with respect to payments on the junior subordinated debentures;

     o There has occurred and is continuing an event of default under the junior subordinated debenture; or

     o TXU Corp. has elected to extend any interest payment period with respect to the junior subordinated debentures and that period, or any extension of it, is continuing;

then, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid on shares of its common stock;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock; or

     o Make any guarantee payments with respect to any of the above (other than payments under the guarantee).

(Subordinated Indenture, Section 608.)

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the junior subordinated debentures and the subordinated indenture to a wholly-owned subsidiary, provided that no event of default under the subordinated indenture, or event that with the passage of time or the giving of required notice, or both, would become an event of default under the subordinated indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the junior subordinated debentures and under the subordinated indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the junior subordinated debentures and the subordinated indenture.

     If such an assignment is made, unless the terms of the assigned junior subordinated debentures state otherwise:

     o TXU Corp. will be released and discharged from all its other obligations under the junior subordinated debentures and the subordinated indenture; and

     o Any covenants made by TXU Corp. with respect to the junior subordinated debentures would become solely covenants of, and would relate only to, the assuming subsidiary; provided, however, that the restrictions on certain payments during an extension of any interest payment period, described above under - "Option to Extend Interest Payment Period," would not apply to the assuming subsidiary.

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the junior subordinated debentures of a particular series if it irrevocably deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the junior subordinated debentures. (Subordinated Indenture, Section 701.)

SUBORDINATION

     The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Corp. (Subordinated Indenture,
Section 1501.) No payment of the principal of the junior subordinated debentures (including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

     o    Specified events of bankruptcy, insolvency or reorganization of TXU
          Corp.;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of the indebtedness; or

     o The maturity of any series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

(Subordinated Indenture, Section 1502.)

     Upon any distribution of assets of TXU Corp. to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (Subordinated Indenture, Section 1504.)

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2001, TXU Corp. had approximately $5.2 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the subordinated indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all junior subordinated debentures and the subordinated indenture;

     o Immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

(Subordinated Indenture, Section 1101.)

     The terms of the subordinated indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

     "Event of default" when used in the subordinated indenture with respect to any series of junior subordinated debentures, means any of the following:

     (1) Failure to pay interest including any additional interest on any junior subordinated debenture for 30 days after it is due;

     (2) Failure to pay the principal of or any premium on any junior subordinated debenture when due;

     (3) Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after TXU Corp. receives written notice from the debenture trustee or TXU Corp. and the debenture trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding junior subordinated debentures of that series;

     (4) Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the junior subordinated indenture; or

     (5) Any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

(Subordinated Indenture, Section 801.)

     An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default, except a default in the payment of principal or interest, if it considers such withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the subordinated indenture for any series of junior subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of all the junior subordinated debentures of that series may declare the entire principal amount of all the junior subordinated debentures of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Subordinated Indenture, Section 802.)

     At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained by the debenture trustee, the event of default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the debenture trustee a sum sufficient to pay:

          (1) all overdue interest on all junior subordinated debentures of the series;

          (2) the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4) all amounts due to the debenture trustee under the subordinated indenture; and

     o Any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

(Subordinated Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. (Subordinated Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (Subordinated Indenture, Section 812.)

     No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

     o The holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

     o The holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o The debenture trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing, inconsistent with such written request of holders.

(Subordinated Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal, premium or interest on a subordinated junior debenture on or after the applicable due date. (Subordinated Indenture, Section 808.)

     TXU Corp. will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the subordinated indenture. (Subordinated Indenture, Section 606.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Corp. as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Corp. to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation amount of its preferred trust securities. (Subordinated Indenture, Section 610.)

     The holders of preferred trust securities would not be able to exercise directly against TXU Corp. any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Corp. to the fullest extent permitted by law. (Subordinated Indenture, Section 807.)

MODIFICATION AND WAIVER

     Without the consent of any holder of junior subordinated debentures, TXU Corp. and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the subordinated indenture and in the junior subordinated debentures;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the subordinated indenture;

          o To add additional events of default under the subordinated indenture;

          o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

               (1) when the consent of the holders of junior subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

               (2) when no junior subordinated debentures of the affected series remain outstanding under the subordinated indenture;

     o To provide collateral security for all but not part of the junior subordinated debentures;

     o To establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment by a separate or successor debenture trustee or debenture co-trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

     o To change any place where principal, premium and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

     o    To cure any ambiguity or inconsistency; or

     o To make any other provisions with respect to matters and questions arising under the subordinated indenture, provided that the action will not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

(Subordinated Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the subordinated indenture. (Subordinated Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Corp. and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Subordinated Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding, considered as one class, is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series the consent of the holders of which is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture, or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the junior subordinated debentures of that series; or

     o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them.

     A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation amount of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation amount of all such preferred trust securities then outstanding which would be affected. (Subordinated Indenture, Section 1202.)

     The subordinated indenture provides that junior subordinated debentures owned by TXU Corp. or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101 ("Outstanding").)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or in exchange for junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the junior subordinated debenture. (Subordinated Indenture, Section 104.)

RESIGNATION OF THE DEBENTURE TRUSTEE

     The debenture trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and TXU Corp. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor debenture trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as debenture trustee in accordance with the subordinated indenture. (Subordinated Indenture, Section 910.)

NOTICES

     Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register for junior subordinated debentures. (Subordinated Indenture, Section 106.)

TITLE

     TXU Corp., the debenture trustee, and any agent of TXU Corp. or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not such junior subordinated debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

GOVERNING LAW

     The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Subordinated Indenture, Section 112.)

INFORMATION ABOUT THE DEBENTURE TRUSTEE

     The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     TXU Corp. and TXU Capital may offer any of the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities described in this prospectus (Offered Securities) by one or more of the following methods:

     o SALES TO ONE OR MORE UNDERWRITERS OR DEALERS FOR PUBLIC OFFERING AND RESALE - If underwriters are used in the sale of any of the Offered Securities, the underwriters will purchase the securities from TXU Corp. or TXU Capital for their own account. The underwriters may then resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters in an underwritten offering will be obligated to purchase all the securities so offered if any are purchased. If a dealer is used in the sale of any Offered Securities, TXU Corp. or TXU Capital will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

     o SALES TO INVESTORS THROUGH ONE OR MORE AGENTS - TXU Corp. or TXU Capital may designate one or more agents to sell any of the Offered Securities.

     o SALES TO INVESTORS DIRECTLY - TXU Corp. or TXU Capital may sell any of the Offered Securities directly. In that case, no underwriters or agents would be involved.

     Underwriters, dealers and agents that participate in the distribution of any of the Offered Securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act) and any discounts or commissions received by them from TXU Corp. or TXU Capital and any profit on the resale by them of those Offered Securities may be treated as underwriting discounts under the Securities Act. We will identify any underwriters, dealers or agents and describe their compensation in the applicable prospectus supplement.

     TXU Corp. or TXU Capital may authorize agents and underwriters to solicit offers by certain institutions to purchase any of the Offered Securities at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Corp. may have agreements with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

     TXU Corp. or TXU Capital may also offer and sell any of the Offered Securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (remarketing firms), acting as principals for their own accounts or as agents for TXU Corp. or TXU Capital. Any remarketing firm will be identified and the terms of its agreement, if any, with TXU Corp. or TXU Capital and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

     Each series of Offered Securities will be a new issue, and other than the common stock of TXU Corp., which is listed on the New York, Chicago and Pacific stock exchanges, will have no established trading market. TXU Corp. may decide to list any series of Offered Securities on a securities exchange, or in the case of its common stock, on any additional exchange. However, TXU Corp. will not be obligated to list any Offered Securities on an exchange unless it states otherwise in a prospectus supplement. TXU Corp. cannot assure that there will be any liquidity of the trading market for any of the Offered Securities.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Corp. or its subsidiaries in the ordinary course of business.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the year ended December 31, 2001, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated in this prospectus by reference, Deloitte & Touche LLP will apply limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated by reference in this prospectus, Deloitte & Touche LLP will not audit and will not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act with respect to the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock or the preferred trust securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

     Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for TXU Corp. and TXU Capital. The legality of the other securities offered in this prospectus will be passed upon for TXU Corp. and TXU Capital by Hunton & Williams, Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters pertaining to incorporation of TXU Corp.

and all other matters of Texas law will be passed upon only by Hunton & Williams. At December 31, 2001, the fair market value of securities of TXU Corp. and its subsidiaries owned by attorneys at each of the firms of Hunton & Williams and Thelen Reid & Priest LLP participating in the representation of the registrants in connection with the preparation of this prospectus was approximately $437,000 and $196,000, respectively. Each of Robert A. Wooldridge, a partner at Hunton & Williams, and Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is a director of certain subsidiaries of TXU Corp.

                                    TXU CORP.